[Form of Support/Voting Agreement]



                                       February 7, 1996


         Cardinal Health, Inc.
         5555 Glendon Court
         Dublin, Ohio  43016

                   Re:  Support/Voting Agreement

         Dear Sirs:

                   The undersigned understands that Cardinal Health, Inc. ("Cardinal"), Aztec Merger Corp., a wholly owned subsid-iary of Cardinal ("Subcorp"), and Pyxis Corporation ("Pyxis") are entering into an Agreement and Plan of Merger dated the date hereof (the "Agreement") providing for, among other things, a merger between Subcorp and Pyxis (the "Merger"), in which all of the outstanding shares of capital stock of Pyxis will be exchanged for shares of common stock, without par value, of Cardinal.

                   The undersigned is a stockholder of Pyxis (the
         "Stockholder") and is entering into this letter agreement to induce you to enter into the Agreement and to consummate the transactions contemplated thereby.

                   The Stockholder confirms its agreement with you as follows:

                   1. The Stockholder represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of Pyxis of which the Stockholder or its affiliates (as defined under the Securities Exchange Act of 1934, as amended) is the record or beneficial owner (the "Shares") and that the Stockholder and its affiliates are on the date hereof the lawful owners of the number of Shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except as set forth in Schedule I, neither the Stockholder nor any of its affiliates own or hold any rights to acquire any additional shares of the capital stock of Pyxis (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares.

                   2. The Stockholder agrees that it will not, will not permit any company, trust or other entity controlled by the Stockholder to, and will not permit any of its affiliates








         to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger or (ii) with your prior written consent.

                   3. The Stockholder agrees to, will cause any company, trust or other entity controlled by the Stockholder to, and will cause its affiliates to, cooperate fully with you in connection with the Agreement and the transactions contemplated thereby. The Stockholder agrees that it will not, will not permit any such company, trust or other entity to, and will not permit any of its affiliates to, directly or indirectly (including through its officers, directors, employees or other representatives) to solicit, initiate, en-courage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Pyxis, or acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordi-nary course of business consistent with past practice) of Pyxis, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall prevent the Stockholder from taking any action or omitting to take any action (i) as a member of the Board of Directors of Pyxis necessary so as not to violate such Stockholder's fiduciary obligations as a Director or (ii) as an officer of Pyxis at the direction or request of the Board of Directors of Pyxis so long as such direction or request was not made in violation of any of the terms of the Agreement.

                   4. The Stockholder agrees that all of the Shares beneficially owned by the Stockholder or its affiliates, or over which the Stockholder or any of its affiliates has voting power or control, directly or indirectly (including any common shares of Pyxis acquired after the date hereof), at the record date for any meeting of stockholders of Pyxis called to consider and vote to approve the Merger and the Agreement and/or the transactions contemplated thereby will be voted by the Stockholder or its affiliates in favor









         thereof and that neither Stockholder nor any of its affiliates will vote such Shares in favor of any Competing Transaction.

                   5. The Stockholder has all necessary power and au-thority to enter into this letter agreement. This agreement is the legal, valid and binding agreement of the Stockholder, and is enforceable against the Stockholder in accordance with its terms.

                   6. The Stockholder agrees that damages are an in-adequate remedy for the breach by Stockholder of any term or condition of this letter agreement and that you shall be en-titled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce our agree-ments herein.









































                   This letter agreement may be terminated at the op-tion of any party at any time after the earlier of (i) ter-mination of the Agreement and (ii) the Effective Time (as defined in the Agreement). Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                                       Very truly yours,



                                       By:  _______________________
                                            Stockholder
         Confirmed on the date
         first above written.

         Cardinal Health, Inc.



         By:  ___________________________



































                                   Schedule I

                                Stock Ownership

                              of


         Owned Beneficially (including Stock Options)















         Owned of Record